Exhibit 4.2

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is made and entered into this 31st day of May, 2007, by and among REMINGTON ARMS COMPANY, INC., a Delaware corporation and successor by merger to RA Factors, Inc., a Delaware corporation ("Borrower"); WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association with an office at 301 South College Street, Charlotte, North Carolina 28288, in its capacity as administrative and collateral agent (together with its successors on such capacity, "Agent") for various financial institutions ("Lenders"), and such Lenders.

Recitals:

Agent, Lenders and Borrower are parties to a certain Amended and Restated Credit Agreement dated March 15, 2006 (as at any time amended, restated, modified or supplemented, the "Credit Agreement"), pursuant to which Agent and Lenders have made certain revolving credit loans to Borrower.

The parties desire to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

2.            Acknowledgment of Merger of Factors into Remington. Borrower, Agent and Lenders acknowledge that RA Factors, Inc. was merged with and into Remington, with Remington as the surviving corporation, effective January 31, 2007, and that, as a result of such merger, pursuant to the terms of the Credit Agreement, all references to "Borrower" or "Borrowers" used in the Credit Agreement shall be deemed references to Remington.

3.            Consent to Acquisition by AHA of Remington, Change of Control. Borrower has advised Agent and Lenders of the proposed acquisition by American Heritage Arms, LLC, a Delaware limited liability company and Affiliate of Cerberus Capital Management, L.P. ("AHA"), of 100% of the Equity Interests of Holding (the "Remington Acquisition"). Borrower has informed Agent and Lenders that the Remington Acquisition will result in a Change of Control under the Credit Agreement, which Change of Control, if not waived or consented to by Agent and Lenders, will constitute an Event of Default under Section 12.1.11 of the Credit Agreement. As a result, Borrower has requested that Agent and Lenders consent to the Remington Acquisition and acknowledge that the Remington Acquisition shall not constitute an Event of Default under the Credit Agreement, including by reason of the Remington Acquisition resulting in a Change of Control, a Material Adverse Effect or a material adverse change for purposes of Section 9.1.9 of the Credit Agreement. Agent and Lenders hereby consent to the Remington Acquisition and acknowledge that the Remington Acquisition shall not constitute an Event of Default under the Credit Agreement.

4.            Amendments to Credit Agreement. Subject to the satisfaction of each of the conditions precedent set forth in Section 8 of this Amendment, the Credit Agreement is hereby amended as follows:

(a)          By deleting the definitions of "Applicable Margin", "Availability Test Period Termination Date", "Change of Control", "Minimum Availability Condition" and "Settlement Note" contained in Section 1.1 of the Credit Agreement and by substituting in lieu thereof the following:

Applicable Margin - a percentage determined on the First Amendment Date by reference to the immediately preceding Pricing Determination Date and on each Pricing Adjustment Date thereafter, the Applicable Margin shall be increased or decreased, based upon Average Excess Availability for the Fiscal Quarter ending on such Pricing Determination Date, as set forth in the table below (but decreased only if on the relevant Pricing Determination Date no Default or Event of Default exists):

Tier	Average Excess Availability	Applicable Margin for Euro-Dollar Loans	Applicable Margin for Base Rate Loans
I	Less than $20,000,000	2.00%	0.50%
II	Equal to or greater than $20,000,000 but less than $30,000,000	1.75%	0.25%
III	Equal to or greater than $30,000,000 but less than $40,000,000	1.50%	0.00%
IV	Equal to or greater than $40,000,000 but less than $50,000,000	1.25%	- 0.25%
V	Equal to or greater than $50,000,000	1.00%	- 0.50%

Any such increase or reduction in the Applicable Margin shall be effective on the first day of the Fiscal Quarter following Agent's receipt of the applicable financial statements and corresponding Compliance Certificate (each a "Pricing Adjustment Date"). If the financial statements and the Compliance Certificate of Borrower setting forth Average Excess Availability for the applicable period are not received by Agent by the date required pursuant to Section 10.1.3 of this Agreement, the Applicable Margin shall be determined as if Average Excess Availability is less than $20,000,000 until such time as such financial statements and Compliance Certificate are received and any

Event of Default resulting from a failure to timely deliver such financial statements or Compliance Certificate is waived in writing by Agent and Lenders in their sole discretion; provided, however, that nothing herein shall be deemed to prevent Agent and Lenders from charging interest at the Default Rate for so long as an Event of Default exists. In the event that any financial statement or Compliance Certificate delivered by Borrower is shown to be inaccurate (whether such inaccuracy is discovered at any time during the effectiveness of this Agreement or up to six months thereafter), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall immediately deliver to Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be deemed to be the Applicable Margin that would have been in effect for such Applicable Period had the financial statement or Compliance Certificate delivered by Borrower not contained the inaccuracy, and (iii) Borrower shall immediately pay to Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with the terms of this Agreement. Neither the recalculation of the Applicable Margin for such an Applicable Period, nor the payment by Borrower of the accrued additional interest required hereunder, shall limit the rights of Agent and Lenders with respect to their ability to charge interest at the Default Rate or to declare any Event of Default or exercise any of their remedies during the existence of such an Event of Default.

Availability Test Period Termination Date - as defined in Section 10.3.2.

Change of Control - the occurrence of any of the following events: (i) AHA and any of its Affiliates shall cease to own directly, of record and beneficially, in the aggregate, shares of Voting Stock having more than 50% of the total voting power of all outstanding shares of Voting Stock of Holding; (ii) a "change of control" under and as defined in the New Senior Notes Indenture shall occur; and (iii) Holding shall cease to own and control directly, of record and beneficially, 100% of each class of outstanding capital stock of Borrower free and clear of all Liens (except Liens created or permitted by the Holding Stock Pledge Agreement).

Minimum Availability Condition - on any date of determination, Excess Availability of not less than $20,000,000.

Settlement Note - the Second Amended and Restated Settlement Note to be executed by Borrower on or about the First Amendment Date in favor of Wachovia, in the form of Exhibit A-2 attached hereto, which evidences all Settlement Loans made by Wachovia to Borrower pursuant to this Agreement.

(b)          By adding the following new definitions of "AHA", "Average Excess Availability", and "First Amendment Date" to Section 1.1 of the Credit Agreement in proper alphabetical sequence:

AHA - American Heritage Arms, LLC, a Delaware limited liability company and Affiliate of Cerberus Capital Management, L.P.

Average Excess Availability - for any period, the amount obtained by adding the aggregate of the Excess Availability at the end of each day during the period in question and by dividing such sum by the number of days in such period.

First Amendment Date - May 31, 2007.

(c)           By deleting the definitions of "CD&R", "BRS" and "BRS Fund II" contained in Section 1.1 of the Credit Agreement.

(d)          By deleting Section 3.2.1 of the Credit Agreement and by substituting in lieu thereof the following:

3.2.1                                                                                                                                       Unused Line Fee. Borrower shall be obligated to pay to Agent, for the account of Lenders, for each month, a fee equal to 0.25% per annum of the amount by which the Average Revolver Facility Balance for such month (or such portion thereof) is less than the aggregate Revolver Commitments in effect on the first day of such month. Such fee shall be paid by Borrower or debited by Agent as of the first day of the following month; but if this Agreement is terminated on a day other than the first day of a month, then any such fee payable for the month in which termination shall occur shall be paid on the effective date of such termination.

(e)           By deleting Section 3.2.2 of the Credit Agreement and by substituting in lieu thereof the following:

3.2.2       Audit and Appraisal Fees. Borrower shall be obligated to reimburse Agent for all reasonable costs and expenses at any time incurred by Agent in connection with all audits and appraisals of any Obligor's books, records and Collateral and such other matters pertaining to any Obligor as Agent shall reasonably deem appropriate; provided, that, so long as no Event of Default then exists, Borrower shall not be required to reimburse Agent for more than four (4) audits and one (1) inventory appraisal during any twelve month period.

(f)           By deleting the reference to "$5,000,000" contained in Section 4.1.3(ii)(B) of the Credit Agreement and by substituting in lieu thereof a reference to "$10,000,000".

(g)          By deleting clauses (i) and (ii) of Section 10.1.3 of the Credit Agreement and by substituting in lieu thereof the following:

(i)          as soon as available, and in any event within 120 days after the close of Borrower's Fiscal Year hereafter, the audited balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of operations, changes in stockholders' equity and cash flows for such Fiscal Year, certified without material qualification by Grant Thornton LLP or any other firm of independent certified public accountants of recognized national standing selected by Borrower but reasonably acceptable to Agent (except for a qualification for a change in accounting principles with which the accountant concurs), and setting forth in each case in comparative form the corresponding Consolidated figures for the preceding Fiscal Year;

(ii)          as soon as available, and in any event within 60 days after the end of each Fiscal Quarter hereafter, including the last Fiscal Quarter of Borrower's Fiscal Year, the unaudited interim balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited Consolidated statements of operations, changes in stockholders' equity and cash flows of Borrower and its Consolidated Subsidiaries for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth, in the case of each such consolidated balance sheet and such consolidated statements of operations and cash flows in comparative form the figures for the corresponding period of the previous Fiscal Year, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrower and its Consolidated Subsidiaries for such Fiscal Quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes and an unaudited schedule detailing the eliminating entries that comprise the Consolidated financial statements;

(h)         By deleting clauses (v) and (vii) of Section 10.2.4 of the Credit Agreement and by substituting in lieu thereof the following:

(v)          agreements with AHA for the rendering of management consulting or financial advisory services to Borrower for compensation not to exceed as to Borrower and its Subsidiaries $1,000,000 in the aggregate in any Fiscal Year, plus reasonable out-of-pocket expenses; provided that no such compensation shall be paid at a time when a Default or Event of Default exists or if a Default or Event of Default would occur as a result of the payment thereof;

(vii)        entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of AHA, the Affiliates thereof and each person who becomes a director, officer or employee of Holding, Borrower or any of their respective Subsidiaries, in respect of liabilities (A) arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable securities laws or otherwise, in connection with any offering of securities by Holding, Borrower or any of their respective Subsidiaries, (B) incurred to third parties for any action or failure to act of Borrower or any of its Subsidiaries, predecessors or successors, (C) arising out of the performance by AHA of management consulting or financial advisory services provided to Holding, Borrower or any of their respective Subsidiaries, (D) arising out of the fact that any indemnitee was or is a director, officer or employee of Holding, Borrower or any of their respective Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of Holding, Borrower or any of their respective Subsidiaries;

(i)           By deleting clauses (d), (e) and (f) of Section 10.2.7 of the Credit Agreement and by substituting in lieu thereof the following:

(d)          Restricted Payments for the purpose of purchasing New Senior Notes in an aggregate principal amount not to exceed $20,000,000, so long as at the time of each such Restricted Payment, and after giving effect thereto, each of the Restricted Payment Conditions (other than the condition set forth in clause (ii) of the definition thereof) is satisfied;

(e)	Reserved; and

(f)           other Restricted Payments, so long as at the time of each such Restricted Payment, and after giving effect thereto, each of the Restricted Payment Conditions is satisfied.

(j)           By replacing the period at the end of clause (f) of Section 10.2.7 with a semi-colon and the word "and", and by adding the following new clause (g) to Section 10.2.7, immediately following clause (f) thereof:

(g)          a one-time Restricted Payment consisting of a Distribution to Holding for the purpose of (i) paying expenses arising out of the acquisition of Holding by AHA (and related corporate restructuring transactions), and (ii) repaying up to the full outstanding amount of the $20,000,000 Senior Note A Due 2011 and the $12,891,480.11 Senior Note B Due 2012, each dated February 12, 2003, and each made by Holding payable to C&D Fund IV, and all interest accrued thereon, which Distribution shall not exceed $54,000,000 and shall be made on or within 45 days after the date of such acquisition.

(k)          By deleting clauses (iii), (iv), (v) and (vi) in the definition of "Restricted Payment Condition" at the end of Section 10.2.7 of the Credit Agreement and by substituting in lieu thereof the following:

(iii)         at the time of, and after giving effect to such Restricted Payment, Borrower will have Excess Availability of not less than $20,000,000;

(iv)         the Restricted Payment is not violative of any Applicable Law relating to Restricted Payments generally;

(v)	Reserved; and

(vi)         the Restricted Payment, either individually or when added to the aggregate amount of all other Restricted Payments, does not violate or result in any Default or Event of Default under (and as defined in) the New Senior Note Indenture.

(l)          By deleting Section 10.2.8 of the Credit Agreement in its entirety and by substituting in lieu thereof the following:

10.2.8	Reserved.

(m)         By deleting Section 10.3 of the Credit Agreement in its entirety and by substituting in lieu thereof the following:

10.3       Specific Financial Covenants. For so long as there are any Revolver Commitments outstanding and thereafter until payment in full of the Obligations (except for contingent obligations of Borrower under indemnifications that survive termination of the Revolver Commitments), Borrower covenants that, unless otherwise consented to by the Required Lenders in writing, it shall:

10.3.1	Consolidated Fixed Charge Coverage Ratio.

At any time that the Minimum Availability Condition is not satisfied, have maintained a Consolidated Fixed Charge Coverage Ratio for the Most Recent Covenant Test Period of not less than 1.1 to 1.0. Upon the occurrence of the Availability Test Period Termination Date, Borrower's compliance with this financial covenant shall be determined as set forth in Section 10.3.2.

10.3.2   Termination of Availability Test Period; Compliance with Financial Covenants Thereafter.

The Availability Test Period shall terminate on the date (the "Availability Test Period Termination Date") that is the sooner to occur of (i) the date on which written notice is received by Agent from Borrower, in which notice Borrower states its election to terminate the Availability Test Period, or (ii) the Commitment Termination Date. After the occurrence of the Availability Test Period Termination Date, Borrower's compliance with the financial covenant set forth in Sections 10.3.1 shall be determined as follows:

(A)  for the Most Recent Covenant Test Period prior to the Availability Test Period Termination Date,

Borrower shall have maintained a Consolidated Fixed Charge Coverage Ratio of at least 1.1 to 1.0; and

(B)         on and at all times after the Availability Test Period Termination Date, Borrower shall maintain a Consolidated Fixed Charge Coverage Ratio for the 4 consecutive Fiscal Quarters ending on the last day of each Fiscal Quarter of at least 1.1 to 1.0.

(n)        By deleting Exhibit A-2 to the Credit Agreement in its entirety and by substituting in lieu thereof Exhibit A-2 attached to this Amendment.

(o)        By deleting Exhibit E to the Credit Agreement in its entirety and by substituting in lieu thereof Exhibit E attached to this Amendment.

5.              Ratification and Reaffirmation. Borrower hereby ratifies and reaffirms the Obligations, each of the Credit Documents and all of Borrower's covenants, duties, indebtedness and liabilities under the Credit Documents.

6.              Acknowledgments and Stipulations. Borrower acknowledges and stipulates that the Credit Agreement and the other Credit Documents executed by Borrower are legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof, except as the enforceability thereof may be limited by laws relating to Insolvency Proceedings or other similar laws of general application affecting the enforcement of creditors' rights generally or by general equitable principles; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by Borrower); the Liens granted by Borrower in favor of Agent are first priority Liens, subject only to those Permitted Liens which are expressly permitted by the terms of the Credit Documents to have priority over the Liens of Agent; and, as of the close of business on May 24, 2007, the unpaid principal amount of the Revolver Loans totaled $64,000,000, and the face amount of outstanding Letters of Credit totaled $4,426,000.

7.              Representations and Warranties. Borrower represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and all of the representations and warranties made by Borrower in the Credit Agreement are true and correct in all material respects on and as of the date hereof after giving effect to this Amendment (except where such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and correct in all material respects as of such earlier date).

8.              Conditions Precedent. The effectiveness of the consent contained in Section 3 hereof and the amendments contained in Section 4 hereof is subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent, on or before May 31, 2007:

(i)           No Default or Event of Default. No Default or Event of Default occurs or exists on the date hereof.

(ii)          Amendment; Settlement Note. Agent shall have received (i) a counterpart of this Amendment for each Lender duly executed and delivered by a duly authorized officer of the each of the parties hereto, and (ii) for the account of the Agent, an amended and restated Settlement Note conforming to the requirements of the Credit Agreement and executed by a duly authorized officer of the Borrower.

(iii)         Fees. Agent shall have received on the date hereof in immediately available funds (i) the arrangement fee set forth in the letter agreement among Agent, Wachovia Capital Markets, LLC and Borrower dated May 31, 2007, and (ii) for the Pro Rata benefit of Lenders, in immediately available funds on the date hereof, an amendment fee in the amount of $210,000.

(iv)         Legal Opinions. Agent shall have received in form and substance acceptable to the Agent legal opinions from counsel to the Borrower that neither the Credit Agreement, as amended by this Amendment, nor the Remington Acquisition, violates the New Senior Notes Indenture.

(v)          Closing Certificates. Agent shall have received a Closing Certificate of Borrower dated the date hereof, with appropriate insertions and attachments, including board of directors resolutions authorizing the execution and delivery by the Borrower of this Amendment and the other documents required to be delivered in connection herewith, each in form and substance satisfactory to Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other appropriate officers or representatives) of Borrower.

(vi)         Remington Acquisition Agreements. Agent shall have received duly executed certified copies of the documents or instruments giving effect to the Remington Acquisition, including all exhibits and schedules thereto.

(vii)        Other Agreements. Agent shall have received duly executed originals of each additional document or instrument reasonably requested by the Required Lenders.

(viii)       No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Amendment, the Credit Agreement or any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby.

(ix)         Evidence of Repayment of Existing C&D Fund IV Notes. Agent shall have received evidence satisfactory to it that the repayment in full of the $20,000,000 Senior Note A Due 2011 and the $12,891,480.11 Senior Note B Due 2012, each dated February 12, 2003, and each made by Holding payable to C&D Fund IV, and all interest accrued thereon shall occur, or is occurring, concurrently with the closing of the Remington Acquisition.

9.            Reference to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

10.          Breach of Amendment. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

11.          Expenses of Agent and Lenders. Borrower agrees to pay, on demand, all reasonable costs and expenses incurred by Agent and Lenders in connection with the preparation, negotiation and execution of this Amendment and any other Credit Documents executed pursuant hereto, including, without limitation, the reasonable costs and fees of Agent's and Lenders' legal counsel.

12.          Effectiveness; Governing Law. This Amendment shall be effective upon execution and delivery by Borrower and acceptance by Agent and the Lenders (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law).

13.          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.          No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Credit Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

15.          Counterparts; Telecopied Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

16.          Further Assurances. Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

17.          Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

18.          Release of Claims. To induce Agent and Lenders to enter into this Amendment, Borrower hereby releases, acquits and forever discharges Agent and Lenders, and all officers, directors, agents, employees, successors and assigns of Agent and Lenders, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, that are known to Borrower as of the date of this Amendment, or that Borrower should have reasonably known, arising under or in connection with any of the Credit Documents. Borrower represents and warrants to Lender that Borrower has not transferred or assigned to any Person any claim that Borrower ever had or claimed to have against Agent or any Lender.

19.          Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Signatures begin on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

REMINGTON ARMS COMPANY, INC.
("Borrower")

/s/ Stephen P. Jackson, Jr.

Senior Vice President, Chief Financial Officer

WACHOVIA BANK

NATIONAL ASSOCIATION, as Agent

and a Lender

/s/ Bruce Rhodes

Director

BANK OF AMERICA, N.A.,
as a Lender

/s/ Lawrence P. Garni

Senior Vice President

NATIONAL CITY BUSINESS CREDIT, INC.,

as a Lender

/s/ Tom Buda

Vice President

HSBC BUSINESS CREDIT (USA), INC.,

as a Lender

/s/ Dan R. Beuno

Vice President

CONSENT AND REAFFIRMATION

(GUARANTOR)

The undersigned guarantor of the Obligations of Borrower at any time owing to Agent and Lenders hereby (i) acknowledges receipt of a copy of the foregoing First Amendment to Amended and Restated Credit Agreement; (ii) consents to Borrower's execution and delivery thereof; and (iii) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the Obligations and reaffirms that such guaranty is and shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Consent and Reaffirmation as of the date of such First Amendment to Amended and Restated Credit Agreement.

RA BRANDS, L.L.C.

By: ________________________________

Name: _____________________________

Title: _____________________________

CONSENT AND REAFFIRMATION

(PLEDGOR)

The undersigned pledgor of the Equity Interests of Borrower securing the Obligations at any time owing to Agent and Lenders hereby (i) acknowledges receipt of a copy of the foregoing First Amendment to Amended and Restated Credit Agreement; (ii) consents to Borrower's execution and delivery thereof; and (iii) affirms that nothing contained therein shall modify in any respect whatsoever its pledge securing the Obligations and reaffirms that such pledge is and shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Consent and Reaffirmation as of the date of such First Amendment to Amended and Restated Credit Agreement.

RACI HOLDING, INC.

By: ________________________________

Name: _____________________________

Title: _____________________________

EXHIBIT A-2

FORM OF SECOND AMENDED AND RESTATED SETTLEMENT NOTE

________, ______
U.S. $10,000,000.00	[New York, New York]

FOR VALUE RECEIVED, the undersigned, REMINGTON ARMS COMPANY, INC., a Delaware corporation ("Borrower"), hereby unconditionally promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (herein, together with any subsequent holder hereof, called "Wachovia") the principal sum of $10,000,000 or such lesser sum as may constitute the outstanding principal amount of all Settlement Loans pursuant to the terms of the Credit Agreement (as defined below) on the date on which such outstanding principal amounts become due and payable pursuant to the Credit Agreement, in strict accordance with the terms thereof. Borrower likewise unconditionally promises to pay to Wachovia interest from and after the date hereof on the outstanding principal amount of Settlement Loans at such interest rates, payable at such times, and computed in such manner as are specified in Section 3.1 of the Credit Agreement, in strict accordance with the terms thereof.

This Second Amended and Restated Settlement Note ("Note") is issued pursuant to, and is the "Settlement Note" referred to in, the Amended and Restated Credit Agreement dated March 15, 2006 (as the same may be amended, restated, modified or supplemented, from time to time, the "Credit Agreement"), among Borrower, the financial institutions from time to time parties thereto as lenders ("Lenders"), Wachovia Bank, National Association, as Administrative and Collateral Agent for Lenders (in such capacity, "Agent"), Bank of America, N.A. as Syndication Agent, and National City Business Credit, Inc. as Documentation Agent, and Wachovia is and shall be entitled to all benefits thereof and of all Credit Documents executed and delivered in connection therewith. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement.

The repayment of the principal balance of this Note shall be made in the manner and to the extent stated in Section 5.2 of the Credit Agreement. The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the Commitment Termination Date.

All payments of principal and interest shall be made in U.S. Dollars in immediately available funds as specified in the Credit Agreement.

Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared due and payable in the manner and with the effect provided in the Credit Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 3.1.5 of the Credit Agreement. Borrower agrees to pay, and save Wachovia harmless against any liability for the payment of, all costs and expenses, including, but not limited to, reasonable attorneys' fees, if this Note is collected by or through an attorney-at-law.

All principal amounts of Settlement Loans made by Wachovia to Borrower pursuant to the Credit Agreement, and all accrued and unpaid interest thereon, shall be deemed outstanding under this Note and shall continue to be owing by Borrower until paid in accordance with the terms of this Note and the Credit Agreement.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Wachovia for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrower or inadvertently received by Wachovia, such excess sum shall be, at Borrower's option, returned to Borrower forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof Borrower not pay or contract to pay, and that Wachovia not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

Time is of the essence of this Note. To the fullest extent permitted by Applicable Law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Wachovia in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Wachovia of any right or remedy preclude any other right or remedy. Agent may, at its option, enforce its rights against any Collateral securing this Note without enforcing its rights against Borrower, any Guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower's liability hereunder, Agent or Holder may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

The rights of Wachovia and obligations of Borrower hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law) of the State of New York.

This Note amends and restates that certain Amended and Restated Settlement Note dated March 15, 2006, made by Borrower and RA Factors, Inc., to the order of Wachovia in the original maximum principal amount of $5,000,000 (the "Prior Settlement Note"), but does not otherwise supersede, discharge or satisfy any of Borrower's obligations under the Prior Settlement Note and nothing herein shall constitute a novation or an accord and satisfaction with respect to the Prior Settlement Note or any of the other Obligations.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer on the date first above written.

REMINGTON ARMS COMPANY, INC.

By:

Title:

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

[Letterhead of Remington]

Date: _____________, 200__

Wachovia Bank, National Association, as Agent

301 South College Street

6th Floor

Charlotte, North Carolina 28288

Attention: ________________________

Reference is hereby made to the Amended and Restated Credit Agreement dated March 15, 2006, by and among Remington Arms Company, Inc. ("Borrower"), certain "Lenders" from time to time parties thereto, Wachovia Bank, National Association, as Administrative and Collateral Agent for such Lenders, Bank of America, N.A., as Syndication Agent, and National City Business Credit, Inc., as Documentation Agent (as at any time amended, restated, modified or supplemented, the "Credit Agreement"). Capitalized terms used in this Compliance Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 10.1.3 of the Credit Agreement, the undersigned, the chief financial officer of Borrower, hereby certifies to the Agent and the Lenders that (1) the information contained in the Compliance Checklist attached hereto is true, accurate and complete in all material respects as of __________, 200__, and (2), except as expressly stated in the Compliance Certificate attached hereto: (a) no Default or Event of Default is in existence on and as of the date hereof, (b) as of the date hereof, Borrower is current in its payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located or who provide processing or logistics services with respect to any of the Collateral at any location, and there are no pending disputes or claims regarding Borrower's failure to pay or delay in payment of any such rent or other charges, and (c) as of the date hereof, Borrower and each of its Subsidiaries has filed all federal, state, municipal, local, and foreign tax returns and other reports it is required by law to file and has paid, all Taxes upon it, its income and Properties (including all federal excise taxes), prior to the date on which such Taxes became delinquent, in each case except to the extent that such Taxes are being Properly Contested and except where the same could not reasonably be expected to have a Material Adverse Effect.

REMINGTON ARMS COMPANY, INC.

By:
Name:
Title:

REMINGTON ARMS COMPANY, INC. - COMPLIANCE CHECKLIST

AFFIRMATIVE COVENANTS

In Not in compliance compliance	Covenant

Notices (Section 10.1.2)
Financial and Other Information. (Section 10.1.3)
Landlord and Storage Agreements (Section 10.1.4)
Projections. (Section 10.1.5)
Taxes. (Section 10.1.6)
Compliance with Laws. (Section 10.1.7)
Insurance. (Section 10.1.8)
Compliance with LC Documents. (Section 10.1.9)

NEGATIVE COVENANTS

In Not in compliance compliance	Covenant

Fundamental Changes. (Section 10.2.1)
Loans. (Section 10.2.2)
Permitted Debt. (Section 10.2.3)
Affiliate Transactions. (Section 10.2.4)
Limitation on Liens. (Section 10.2.5)
Subordinated Debt. (Section 10.2.6)
Restricted Payments. (Section 10.2.7)
Disposition of Assets. (Section 10.2.9)
Bill-and-Hold Sales, Etc. (Section 10.2.11)
Restricted Investments. (Section 10.2.12)
Acquisitions. (Section 10.2.13)
Tax Consolidation. (Section 10.2.15)
Fiscal Year. (Section 10.2.16)
Organization Documents. (Section 10.2.17)
Conduct of Business. (Section 10.2.18)
Subsidiaries. (Section 10.2.19)
Restrictions on Upstream Payments. (Section 10.2.20)
Hedging Agreements. (Section 10.2.21)
Factoring Documents. (Section 10.2.22)
Licenses of Intellectual Property. (Section 10.2.23)

FINANCIAL COVENANTS

Capitalized terms used herein have the meanings ascribed to such terms in the Credit Agreement.

In Not in compliance compliance	Covenant

__ to 1.0 (i) $_____________ (ii) $_____________ (iii) $_____________ (iv) $_____________ (a) $_____________ (i) $_____________ (ii) $_____________ (iii) $_____________ (b) $_____________

Consolidated Fixed Charge Coverage Ratio. (Section 10.3.1)

[Required at any time that the Minimum Availability Condition is not satisfied]

The ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Fixed Charges for the Most Recent Covenant Test Period of at least 1.1 to 1.0.

(a) Consolidated Adjusted EBITDA:

(i) Consolidated EBITDA, less

(ii) Capital Expenditures paid, less

(iii) Restricted Payments paid, to the extent permitted by Section 10.2.7 of the Credit Agreement, less

(iv) cash provisions for taxes paid based on income, provided that the amount of such cash provisions for taxed based on income may not be less than zero.

(b) Consolidated Fixed Charges:

(i) Consolidated Interest Expense, plus

(ii) scheduled principal payments of any long-term Debt coming due in the next period of equal length, plus

(iii) payments made with respect to Capitalized Lease Obligations

$_____________	Average Excess Availability for the Fiscal Quarter most recently ended.

ENVIRONMENTAL COVENANTS

In Not in compliance compliance	Covenant

Environmental Covenants (Section 10.4)

If not in compliance with any of the foregoing, please provide a description below:

Section No.	Description of Non-Compliance

__________	________________________________________________

________________________________________________

__________	________________________________________________

________________________________________________

__________	________________________________________________

________________________________________________

__________	________________________________________________

________________________________________________

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